Exhibit (d)(24)

JANUS INVESTMENT FUND

INVESTMENT ADVISORY AGREEMENT

JANUS FLEXIBLE BOND FUND

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made this 30th day of May, 2017, between JANUS INVESTMENT FUND, a Massachusetts business trust (the “Trust”), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company (“JCM”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has registered its shares for public offering under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Trust is authorized to create separate funds, each with its own separate investment portfolio of which the beneficial interests are represented by a separate series of shares; one of such funds created by the Trust being designated as the Janus Flexible Bond Fund1 (the “Fund”); and

WHEREAS, the Trust and JCM deem it mutually advantageous that JCM should be appointed as investment adviser to the Fund.

NOW, THEREFORE, the parties agree as follows:

1. Appointment. The Trust hereby appoints JCM as investment adviser and manager with respect to the Fund for the period and on the terms set forth in this Agreement. JCM hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Investment Advisory Services. JCM shall determine the securities or other assets to be purchased, sold or held and shall place orders for the purchase or sale of such securities or other assets with brokers, dealers or others. JCM shall furnish continuous advice and recommendations to the Fund, and have authority to act with respect thereto, as to the acquisition, holding, or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time. JCM shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Amended and Restated Agreement and Declaration of Trust (“Trust Instrument”), Amended and Restated Bylaws (“Bylaws”), and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company. In addition, JCM shall cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund. Subject to the approval of the Trustees of the Trust and, if required, the shareholders of the Fund, JCM is authorized to engage one or more subadvisers in connection with JCM’s duties and responsibilities under this Agreement, which subadvisers may be, but are not required to be, affiliates of JCM.

3. Other Services. JCM is hereby authorized (to the extent the Trust has not otherwise contracted) but not obligated (to the extent it so notifies the Trustees at least 60 days in advance), to perform (or arrange for the performance by other service providers, including affiliates of, independent third party service providers, or duly appointed subadvisers whether affiliated or not) the management and administration services necessary for the operation of the Fund. JCM is specifically authorized, on behalf of the Trust and the Fund, to conduct relations with custodians, depositories, transfer and pricing agents, administrators, fund accounting agents, subsidiaries of the Fund, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurance company separate accounts, insurers, banks and such other persons in any such other capacity deemed by JCM and/or the Trustees to

[1]	Effective June 5, 2017, the Fund’s name will change to Janus Henderson Flexible Bond Fund.

be necessary or desirable. To the extent the Trust has not otherwise contracted on behalf of the Fund, JCM shall generally monitor and report to Fund officers the Fund’s compliance with investment policies and restrictions as set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the 1933 Act. JCM shall make reports to the Trustees of its performance of services hereunder upon request therefor and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable. JCM is also authorized, subject to review by the Trustees, to furnish such other services as JCM shall from time to time determine to be necessary or useful to perform the services contemplated by this Agreement, to the extent such services are not otherwise contracted by the Trust, on behalf of the Fund.

4. Obligations of Trust. The Trust shall have the following obligations under this Agreement:

(a)	to keep JCM continuously and fully informed as to the composition of its investment portfolio and the nature of all of its assets and liabilities from time to time;

(b)

to furnish JCM with a certified copy of any financial statement or report prepared for it by certified or independent public accountants and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

(c)	to furnish JCM with any further materials or information which JCM may reasonably request to enable it to perform its function under this Agreement; and

(d)	to compensate JCM for its services and reimburse JCM for its expenses incurred hereunder in accordance with the provisions hereof.

5. Compensation. The Trust shall pay to JCM for its services pursuant to this Agreement a fee, calculated and payable for each day that this Agreement is in effect, of 1/365 of 0.50% of the first $300,000,000 of the daily closing net asset value of the Fund, plus 1/365 of 0.40% of the daily closing net asset value in excess of $300,000,000 (or 1/366 of the daily closing net asset value of either rate in a leap year). The fee shall be paid monthly.

6. Expenses Borne by JCM. In addition to the expenses which JCM may incur in the performance of its investment advisory functions and other services under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Trust or otherwise, JCM shall incur and pay the following expenses relating to the Fund’s operations without reimbursement from the Fund:

(a)

Reasonable compensation, fees and related expenses of the Trust’s officers and its Trustees, except for such Trustees who are not “interested persons,” as defined in the 1940 Act, of JCM, and except as otherwise provided in Section 7;

(b)	Rental of offices of the Trust; and

(c)	Fees of any subadviser engaged by JCM pursuant to the authority granted in Section 2 hereof.

7. Expenses Borne by the Trust. The Trust assumes and shall pay all expenses incidental to its organization, operations and business not specifically assumed or agreed to be paid by JCM pursuant to Sections 3 and 6 hereof, including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Trust pays to its Trustees who are not “interested persons,” as defined in the 1940 Act, of JCM; compensation and related expenses of the Chief Compliance Officer of the Trust and compliance staff, as authorized from time to time by the Trustees of the Trust; compensation (and any out-of-pocket expenses as may be agreed upon) of the Fund’s custodian, transfer agent, administrator, fund accounting agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions

(including any appropriate commissions paid to JCM, its affiliates, or other Fund service providers, for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to purchasers thereof; expenses of local representation in Massachusetts; expenses of shareholders’ meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and compliance systems, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information to Fund shareholders; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization.

8. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days advance written notice of termination be given to JCM at its principal place of business. This Agreement may be terminated by JCM at any time, without penalty, by giving sixty (60) days advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust Instrument, the Trust shall cease to use the name “Janus Henderson” in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if JCM does not continue to provide investment advice to the Fund after such termination.

9. Assignment. This Agreement shall terminate automatically in the event of any assignment of this Agreement.

10. Term. This Agreement shall continue in effect until February 1, 2018, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by (a) the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and (b) either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to February 1 of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

11. Amendments. This Agreement may be amended by the parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any party to this Agreement and, (ii) if required by applicable law, by the affirmative vote of a majority of the outstanding voting securities of the Fund (as that phrase is defined in Section 2(a)(42) of the 1940 Act).

12. Other Series. The Trustees shall determine the basis for making an appropriate allocation of the Trust’s expenses (other than those directly attributable to the Fund) between the Fund and the other series of the Trust.

13. Limitation of Personal Liability. All the parties hereto acknowledge and agree that all liabilities of the Trust arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. The Trust Instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of shares of beneficial interest of the Trust.

14. Limitation of Liability of JCM. JCM shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Trust, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this

Section 14, “JCM” shall include any affiliate of JCM performing services for the Trust contemplated hereunder and directors, officers and employees of JCM and such affiliates.

15. Activities of JCM. The services of JCM to the Trust hereunder are not to be deemed to be exclusive, and JCM and its affiliates are free to render services to other parties. It is understood that trustees, officers and shareholders of the Trust are or may become interested in JCM as directors, officers and shareholders of JCM, that directors, officers, employees and shareholders of JCM are or may become similarly interested in the Trust, and that JCM may become interested in the Trust as a shareholder or otherwise.

16. Certain Definitions. The terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested persons” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

JANUS CAPITAL MANAGEMENT LLC
By:	/s/ Brennan Hughes
	Name:	Brennan Hughes
	Title:	Senior Vice President, Chief Accounting Officer and Treasurer
JANUS INVESTMENT FUND
By:	/s/ Kathryn Santoro
	Name:	Kathryn Santoro
	Title:	Vice President, Chief Legal Counsel and Secretary

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